Exhibit 99.1

January 19, 2012

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Alan Greer	Cynthia Williams
Senior Vice President	Executive Vice President	Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-3021	(336) 733-1478

BB&T’s 4th quarter EPS totals $0.55, up 83%
Earnings up 88% to $391 million

2011 earnings total $1.3 billion, up 58%

     WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported fourth quarter net income available to common shareholders of $391 million, an increase of 88% compared to $208 million reported in the fourth quarter 2010. Earnings per diluted common share totaled $0.55, an increase of 83%, compared to $0.30 earned in the fourth quarter last year.

     For 2011, net income available to common shareholders was $1.3 billion, or $1.83 per diluted common share, compared with $816 million, or $1.16 per diluted common share, earned in 2010. This reflects an increase of 58% for both net income available for common shareholders and earnings per share.

     “The year 2011 was an outstanding year for BB&T considering the challenges facing the economy and financial services industry,” said Chairman and Chief Executive Officer Kelly S. King. “We met essentially all of our strategic objectives, and are successfully emerging from the credit cycle. We are also very pleased to report a strong performance for the fourth quarter and the full year. Our fourth quarter net income available to common shareholders of $391 million reflects our strongest quarterly earnings since mid 2008. The increase was driven by improved revenues, accelerating loan growth and much improved credit quality. Adjusted revenues totaled $2.3 billion this quarter, up an annualized 12% compared to last quarter.

     “BB&T’s loan growth continues to accelerate,” King said. “Average loans held for investment grew an annualized 7%, and, excluding our covered and residential ADC portfolios,

increased an annualized 10%. We are very optimistic about our loan growth, as production pipelines remain robust.

     “BB&T had another strong quarter growing deposits and improving our deposit mix,” King said. “Average deposits increased 24% on an annualized basis compared to the third quarter, and noninterest-bearing deposits and interest checking increased 31% and 10%, respectively. We made further progress on our strategy to reduce the cost of interest-bearing deposits. The cost this quarter was 0.56% compared with 0.65% last quarter.

     “We announced last quarter an effort to drive foreclosed property balances lower by implementing a more aggressive disposition strategy,” said King. “This effort proved very successful, as our OREO balances, excluding covered foreclosed property, declined 41% and nonperforming assets declined 17% by the end of the quarter.

     “Given our strong momentum in growing revenues, loans and deposits, combined with our outlook for significantly lower credit costs and focus on efficiency, we are very optimistic about 2012,” said King.

Fourth Quarter 2011 Performance Highlights

Average total loans and leases held for investment increased 7.3% on an annualized basis compared to the third quarter
o	Average C&I loans increased 11.0%
o	Average direct retail loans increased 11.2%
o	Average mortgage loans increased 26.0%
o	Average sales finance loans increased 4.1%
o	Average revolving credit loans increased 9.4%
o	Average loans originated in the other lending subsidiaries group decreased 1.1% due to seasonal factors
o	Average residential ADC loans declined 42.8%

Revenues increased due to balance sheet growth and higher noninterest revenue
o	Revenues were $2.3 billion for the fourth quarter, adjusted for securities gains and losses, the provision for covered loans offset and losses on NPA loan sales, up an annualized 11.8%
o	The net interest margin was 4.02% for the fourth quarter, down 2 basis points compared to the fourth quarter of 2010 and down 7 basis points compared to last quarter
o	The margin decline reflects the runoff of covered assets and larger securities balances as a percentage of earning assets

BB&T continues to successfully execute NPA disposition efforts
o	NPAs decreased 17.5% excluding covered assets, the 7th consecutive quarter with lower NPAs
o	OREO balances, excluding covered items, declined 41.4% due to management’s more aggressive disposal efforts

o	Net charge-offs, excluding covered, totaled 1.46% of average loans for the quarter, relatively flat compared to the third quarter of 2011
Average deposits increased $6.9 billion, or 23.7% on an annualized linked quarter basis
o	Average noninterest-bearing deposits increased $1.8 billion, or 31.3%
o	Average interest-bearing deposit costs were reduced to 0.56% compared to 0.65% in the third quarter

Capital levels remained strong in the quarter
o	Tangible common equity was 6.9%
o	Tier 1 common equity was 9.7%
o	Tier 1 risk-based capital was 12.4%
o	Leverage capital remained strong at 9.0%
o	Total capital was 15.7%

#-#-#

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q4	Q3	Q4	Q4 11 vs.	Q4 11 vs.
	2011	2011	2010	Q3 11	Q4 10

Net income available to common shareholders	$391	$366	$208	$25	$183
Diluted earnings per common share	0.55	0.52	0.30	0.03	0.25

Net interest income-taxable equivalent	$1,489	$1,454	$1,369	$35	$120
Noninterest income	922	690	964	232	(42)
Total revenue	$2,411	$2,144	$2,333	$267	$78

Return on average assets (%)	0.93	0.89	0.54	0.04	0.39
Return on average common shareholders' equity (%)	8.76	8.30	4.88	0.46	3.88
Net interest margin - taxable equivalent (%)	4.02	4.09	4.04	(0.07)	(0.02)
Efficiency ratio (1) (%)	53.5	54.6	55.3	(1.1)	(1.8)

(1) Excludes securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting, and other selected items. See Non-GAAP reconciliations on page 22 of the Quarterly Performance Summary.

Fourth Quarter 2011 compared to Fourth Quarter 2010

     Consolidated net income available to common shareholders for the fourth quarter of 2011 of $391 million was up 88.0% compared to $208 million earned during the same period in 2010. On a diluted per common share basis, earnings for the fourth quarter of 2011 were $0.55, up 83.3% compared to $0.30 for the same period in 2010. BB&T’s results of operations for the fourth quarter of 2011 produced an annualized return on average assets of 0.93% and an annualized return on average common shareholders’ equity of 8.76% compared to prior year ratios of 0.54% and 4.88%, respectively.

     Total revenues were $2.4 billion for the fourth quarter of 2011, up $78 million compared to the fourth quarter of 2010. The increase in total revenues was primarily due to $120 million of higher net interest income, primarily driven by lower borrowing and deposit costs. The net interest margin was 4.02%, down 2 basis points compared to the fourth quarter of 2010. Noninterest income decreased $42 million. The decrease in noninterest income was largely attributable to a decrease of $46 million for FDIC loss share income due to the lower offset related to the provision for covered loans and the impact of cash flow reassessments. In addition, checkcard fees were lower $31 million primarily due to the implementation of the Durbin amendment and investment banking and brokerage fees were lower $22 million due to decreased activity. These decreases were partially offset by $51 million of fewer losses and writedowns on the commercial loans held for sale in connection with management’s nonperforming loan disposition strategy.

     Noninterest expenses were $1.6 billion for the fourth quarter of 2011, up $197 million compared to the fourth quarter of 2010. The increase in noninterest expenses was primarily due to a $184 million increase in foreclosed property expenses as management accelerated its strategy to reduce the inventory of foreclosed property.

     The provision for credit losses, excluding covered loans, for the fourth quarter of 2011 declined $320 million, or 58.9%, compared to the fourth quarter of 2010, as improving credit quality resulted in lower provision expense. The provision for covered loans decreased $51 million, which was offset by a corresponding $41 million decrease in FDIC loss share income. Net charge-offs, excluding covered loans, for the fourth quarter of 2011 were $158 million lower than the fourth quarter of 2010. The level of nonperforming assets, loan delinquencies and the outlook for future credit losses improved significantly during 2011.

     An $84 million provision for income taxes was recorded for the fourth quarter of 2011 compared to $15 million for the fourth quarter of 2010. This resulted in an effective tax rate for the fourth quarter of 2011 of 17.4% compared to 6.5% for the prior year’s fourth quarter. The increase in the effective tax rate was primarily due to higher levels of pre-tax earnings in 2011 compared to 2010.

Fourth Quarter 2011 compared to Third Quarter 2011

     Consolidated net income available to common shareholders for the fourth quarter of 2011 of $391 million was up $25 million, or an annualized 27.1% compared to $366 million earned during the third quarter of 2011. On a diluted per common share basis, earnings for the fourth quarter of 2011 were $0.55, up $0.03, or an annualized 22.9%, compared to the amount earned in the third quarter of 2011. BB&T’s results of operations for the fourth quarter of 2011 produced an annualized return on average assets of 0.93% and an annualized return on average common shareholders’ equity of 8.76% compared to prior quarter ratios of 0.89% and 8.30%, respectively.

     Total revenues were $2.4 billion for the fourth quarter of 2011, up $267 million compared to the third quarter of 2011. The increase in total revenues was the result of higher noninterest income and net interest income in the fourth quarter of 2011 compared to the prior quarter. Noninterest income was up $232 million compared to the third quarter of 2011. The increase in noninterest income included a $142 million increase in net securities gains due primarily to sales of securities in the current quarter, a $58 million increase in FDIC loss share income due to higher offset for the provision for covered loans and the cumulative effect of cash flow reassessments and $26 million in fewer losses and writedowns on problem commercial loans held for sale. These increases were partially offset by $36 million in lower Checkcard fees due to the implementation of the Durbin amendment. Net interest income on a taxable-equivalent basis was up $35 million due to higher average earning asset balances in both loans and securities that were partially offset by a lower margin. The margin for the fourth quarter of 2011 was 4.02%, down 7 basis points from the third quarter.

     The provision for credit losses, excluding covered loans, for the fourth quarter of 2011 declined $20 million compared to the third quarter of 2011 largely as a result of a reduction in the reserve for unfunded lending commitments due to improving credit trends. The provision for covered loans increased $42 million, which was offset by a corresponding $33 million increase in FDIC loss share income. Net charge-offs, excluding covered loans, for the fourth quarter of 2011 were $14 million higher than the third quarter of 2011.

     Noninterest expenses were $1.6 billion for the fourth quarter of 2011, up $201 million compared to the third quarter of 2011. The increase in noninterest expenses was primarily due to a $178 million increase in foreclosed property expenses as management accelerated its strategy to reduce the inventory of foreclosed property.

     The provision for income taxes was $84 million for the fourth quarter of 2011 compared to $68 million for the third quarter of 2011. This produced an effective tax rate for the fourth quarter of 2011 of 17.4% compared to 15.5% for the prior quarter. The current quarter included income tax benefits of $12 million for changes to the deferred tax rate and state income tax return to provision adjustments. The prior quarter included a $26 million tax benefit related to the sale of leveraged leases.

REVENUE, NET OF PROVISION IMPACT				Change	Change
FROM ACQUIRED ASSETS (1)	Q4	Q3	Q4	Q4 11 vs.	Q4 11 vs.
(dollars in millions)	2011	2011	2010	Q3 11	Q4 10

Interest income-loans	$248	$277	$276	$(29)	$(28)
Interest income-securities	43	45	50	(2)	(7)
Total interest income	291	322	326	(31)	(35)
Provision for covered loans	(49)	(7)	(100)	(42)	51
FDIC loss share income, net	(46)	(104)	-	58	(46)
Net revenue after provision for covered loans	$196	$211	$226	$(15)	$(30)

FDIC loss share income, net
Offset to provision for covered loans	$39	$6	$80	$33	$(41)
Accretion due to credit loss improvement	(71)	(96)	(61)	25	(10)
Accretion for securities	(14)	(14)	(19)	-	5
	$(46)	$(104)	$-	$58	$(46)

(1) Presents amounts related to covered and acquired loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed in the acquisition.

Fourth Quarter 2011 compared to Fourth Quarter 2010

     Interest income for the fourth quarter of 2011 on loans and securities acquired in the Colonial acquisition decreased $35 million compared to the fourth quarter of 2010. Interest income on acquired loans decreased $28 million reflecting lower average loan balances partially offset by higher yields due to the cumulative impact of changes to expected cash flows based on the quarterly cash flow reassessment process required by acquisition accounting. The yield on covered and other acquired loans for the fourth quarter of 2011 was 19.11% compared to 16.71% in 2010. At December 31, 2011, the accretable yield balance on these loans was $1.8 billion. Accretable yield represents the excess of expected future cash flows above the current net carrying amount of loans and will be recognized into income over the remaining life of the covered and acquired loans. Interest income related to covered securities decreased $7 million due primarily to security duration adjustments in 2010.

     The provision for covered loans was $49 million in the current quarter, a decrease of $51 million compared to the fourth quarter of 2010. The fourth quarter of 2011 reassessment showed decreases in expected cash flows in certain loan pools that were partially offset by recoveries in other previously impaired loan pools. These decreases in 2011 were less than those estimated in the fourth quarter 2010 reassessment.

     FDIC loss share income, net was a negative $46 million for the fourth quarter of 2011. Of the $46 million, $71 million was negative accretion attributable to the offset for the cumulative impact of cash flow reassessments for acquired loans, $14 million was due to loss sharing on interest income accretion for covered securities reduced by $39 million related to the 80% offset of provision for covered loans. The negative accretion related to the improvement in credit losses is recognized on a level yield basis over the life of the related FDIC loss share asset, which has a shorter weighted average life than the corresponding loans.

Fourth Quarter 2011 compared to Third Quarter 2011

     Interest income on loans and securities acquired in the Colonial acquisition was $31 million lower in the fourth quarter of 2011 compared to the third quarter. The yield on covered and other acquired loans for the fourth quarter of 2011 was 19.11%, down slightly compared to 20.41% in the earlier quarter as a result of the fourth quarter reassessment.

     The provision for covered loans was $49 million in the fourth quarter of 2011. This was offset by a corresponding $39 million increase in FDIC loss share income.

     FDIC loss share income, net improved $58 million due to the provision for covered loans offset and the cumulative impact of cash flow reassessments.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 11 vs.	Q4 11 vs.
	2011	2011	2010	Q3 11	Q4 10
				(annualized)
Insurance income	$254	$241	$249	21.4	2.0
Service charges on deposits	142	141	143	2.8	(0.7)
Mortgage banking income	135	123	138	38.7	(2.2)
Investment banking and brokerage fees and
commissions	75	81	97	(29.4)	(22.7)
Checkcard fees	42	78	73	(183.1)	(42.5)
Bankcard fees and merchant discounts	55	51	47	31.1	17.0
Trust and investment advisory revenues	42	43	42	(9.2)	-
Income from bank-owned life insurance	30	33	31	(36.1)	(3.2)
FDIC loss share income, net	(46)	(104)	-	NM	NM
Securities gains (losses), net	103	(39)	99	NM	4.0
Other income	90	42	45	NM	100.0
Total noninterest income	$922	$690	$964	133.4	(4.4)

NM - not meaningful.

Fourth Quarter 2011 compared to Fourth Quarter 2010

     Noninterest income was $922 million for fourth quarter of 2011 compared to $964 million for the fourth quarter of 2010. Investment banking and brokerage fees and commissions decreased $22 million, or 22.7%, largely as a result of a record quarter in 2010. Checkcard fees declined $31 million, or 42.5%, compared to the same period of 2010 due primarily to the implementation of the Durbin amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 on October 1, 2011. FDIC loss share income decreased $46 million primarily as a result of cash flow reassessments and the offset to the provision for covered loans. Net securities gains increased $4 million compared to the prior year quarter, $20 million from higher gains on securities sold less $16 million in higher other-than-temporary impairments. Other income improved $45 million primarily as a result of fewer losses and writedowns recorded on commercial loans held for sale in connection with management’s nonperforming loan disposition strategy that was substantially completed during the third quarter of 2011. Other income also included $13 million of additional income from partnership and other investments and a reduction of $13 million on assets associated with certain post-employment benefits, which is offset by lower personnel costs.

Fourth Quarter 2011 compared to Third Quarter 2011

     Noninterest income for the fourth quarter of 2011 was up $232 million compared to the third quarter of 2011. Insurance income increased $13 million, or an annualized 21.4%, compared to the third quarter of 2011, primarily due to a seasonally stronger fourth quarter. Mortgage banking income was up $12 million compared to the prior quarter due to a $20 million increase from higher gains on mortgages sold, partially offset by $8 million of lower gains from positive hedge performance of the mortgage servicing asset. Checkcard fees decreased $36 million due to the Durbin amendment. FDIC loss share income was better $58 million compared to the third quarter of 2011 primarily as a result of the impact of cash flow reassessments and the offset to the provision for covered loans. Securities gains were $142 million higher due to $137 million in higher gains on securities sold and $5 million in lower other-than-temporary impairment in the current quarter compared to the prior quarter. Other income increased $48 million compared to the third quarter of 2011. The increase in other income includes lower losses and writedowns of $26 million on commercial loans held for sale and $13 million of higher income on assets for certain post-employment benefits, which is offset in personnel costs. In addition, other income increased $7 million due to higher income from partnership and other investments.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 11 vs.	Q4 11 vs.
	2011	2011	2010	Q3 11	Q4 10
				(annualized)
Personnel expense	$679	$671	$679	4.7	-
Foreclosed property expense	346	168	162	NM	113.6
Occupancy and equipment expense	159	151	155	21.0	2.6
Professional services	49	56	48	(49.6)	2.1
Regulatory charges	46	46	59	-	(22.0)
Loan processing expenses	59	55	51	28.9	15.7
Amortization of intangibles	24	24	28	-	(14.3)
Software expense	33	30	30	39.7	10.0
Merger-related and restructuring charges, net	16	-	4	NM	NM
Other expenses	207	216	205	(16.5)	1.0
Total noninterest expense	$1,618	$1,417	$1,421	56.3	13.9

NM - not meaningful.

Fourth Quarter 2011 compared to Fourth Quarter 2010

     Noninterest expense was $1.6 billion for fourth quarter of 2011, an increase of $197 million, or 13.9%, compared to the same quarter of 2010. Personnel expense was flat compared to the same quarter of last year. This included an increase of $17 million in salaries primarily due to hiring and customary salary increases and a decrease of $13 million related to certain post-employment benefits that were offset through lower noninterest income. Foreclosed property expense increased $184 million, or 113.6%, largely due to an increase in writedowns and losses as management accelerated a more aggressive approach to reduce foreclosed real estate. Regulatory charges decreased $13 million, or 22.0%, as a result of improved credit quality which has led to lower deposit insurance premiums. Merger-related and restructuring charges were $16 million, an increase of $12 million compared to the fourth quarter of 2010, due primarily to charges associated with management’s expense optimization efforts and costs related to the BankAtlantic acquisition. Other expenses were up slightly compared to the fourth quarter of 2010. This includes an $11 million charge for an increase to the indemnification reserve related to the 2008 sale of Visa stock, partially offset by a net reduction in other expenses.

Fourth Quarter 2011 compared to Third Quarter 2011

     Noninterest expense for the fourth quarter of 2011 was up $201 million compared to the third quarter of 2011. Personnel expense increased $8 million, or an annualized 4.7%. This increase primarily relates to a $13 million increase for post-employment benefits expenses that are offset by higher noninterest income. In addition, personnel expense was higher due to the insurance acquisitions completed during the fourth quarter of 2011. Foreclosed property expense increased $178 million largely due to an increase in writedowns and losses as management accelerated a more aggressive approach to reduce foreclosed real estate. Merger-related and restructuring charges were up $16 million due primarily to charges associated with management’s expense optimization efforts and costs related to the BankAtlantic acquisition. Other expenses were down $9 million, or an annualized 16.5%, compared to the prior quarter. The improvement includes a $16 million reduction related to a loss on sale of leveraged leases that occurred in the third quarter of 2011. This improvement was partially offset by an $11 million charge in the current quarter for an increase to the indemnification reserve related to the 2008 sale of Visa stock.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 11 vs.	Q4 11 vs.
	2011	2011	2010	Q3 11	Q4 10
				(annualized)
Commercial and industrial	$35,232	$34,280	$32,733	11.0	7.6
Commercial real estate—other	10,839	11,069	11,661	(8.2)	(7.0)
Commercial real estate—residential ADC	2,298	2,576	3,650	(42.8)	(37.0)
Direct retail lending	14,141	13,754	13,770	11.2	2.7
Sales finance loans	7,308	7,234	7,015	4.1	4.2
Revolving credit loans	2,159	2,109	2,086	9.4	3.5
Residential mortgage loans	20,051	18,818	16,974	26.0	18.1
Other lending subsidiaries	8,627	8,652	7,937	(1.1)	8.7
Other acquired loans	42	48	63	(49.6)	(33.3)
Total loans and leases held for investment
(excluding covered loans)	100,697	98,540	95,889	8.7	5.0
Covered loans	5,109	5,342	6,488	(17.3)	(21.3)
Total loans and leases held for investment	$105,806	$103,882	$102,377	7.3	3.3

Fourth Quarter 2011 compared to Fourth Quarter 2010

     Average loans held for investment for the fourth quarter of 2011 was $105.8 billion, up $3.4 billion compared to the corresponding period of 2010. The growth in average loans and leases was broad-based and across all of the major lending portfolios. Average commercial and industrial loans increased $2.5 billion, or 7.6%, compared to the fourth quarter of 2010. The growth in average commercial and industrial loans reflects management’s focused efforts at growing this component of the loan portfolio. Average commercial real estate – residential ADC and commercial real estate – other declined 37.0% and 7.0%, respectively, compared to the fourth quarter of 2010 as management has intentionally lowered exposures to higher-risk real estate lending during the economic downturn. Average mortgage loans increased $3.1 billion, or 18.1%, compared to the fourth quarter of 2010, due to the decision to retain a portion of the 10 to 15 year fixed-rate and adjustable rate mortgage production beginning in the third quarter of 2010. Average loans originated in other lending subsidiaries were up $690 million, or 8.7%, compared to the fourth quarter of 2010, as the majority of these specialized businesses experienced growth. Total average loans held for investment includes a decline of $1.4 billion, or 21.4%, in average covered and other acquired loans compared to the fourth quarter of 2010.

Fourth Quarter 2011 compared to Third Quarter 2011

     Average loans held for investment for the fourth quarter of 2011 was up $1.9 billion, or an annualized 7.3%, compared to the third quarter of 2011. The growth in average loans accelerated during the fourth quarter and was broad-based across most of the major lending portfolios. Average commercial and industrial loans and leases increased $952 million, or an annualized 11.0%, compared to the third quarter of 2011, due to focused efforts to grow this component of the loan portfolio and strong growth from mortgage warehouse lending, which was up $395 million compared to the third quarter of 2011. Average commercial real estate – residential ADC and commercial real estate – other declined an annualized 42.8% and 8.2%, respectively, compared to third quarter of 2011 due to management’s objective of diversifying the mix of the commercial lending portfolio and lowering exposure to higher-risk real estate lending. Average direct retail lending loans were up an annualized 11.2%, or $387 million, compared to the third quarter of 2011 as a result of continued demand for home equity loans and an increase in small business and wealth management loans. Average mortgage loans were up $1.2 billion, or an annualized 26.0%, compared to the third quarter of 2011, as management continues to retain certain mortgage loans in the held for investment portfolio. Total average loans held for investment includes a decline of $239 million, or an annualized 17.6%, in average covered and other acquired loans compared to the third quarter of 2011.

LOANS HELD FOR SALE - end of period				% Change		% Change
(dollars in millions)	Q4	Q3	Q4	Q4 11	vs.	Q4 11	vs.
	2011	2011	2010	Q3 11		Q4 10
				(annualized)
Residential mortgage	$3,394	$2,347	$3,068	177.0		10.6
Commercial mortgage	342	373	108	(33.0)		NM
Commercial	-	26	521	NM		(100.0)
Total loans held for sale	$3,736	$2,746	$3,697	143.0		1.1

NM - not meaningful.

Fourth Quarter 2011 compared to Fourth Quarter 2010

     As of December 31, 2011, loans held for sale totaled $3.7 billion, flat compared to December 31, 2010. The nonperforming loan disposition strategy was completed during 2011 resulting in a decrease of $521 million in commercial loans held for sale. Residential and commercial mortgage loans held for sale increased $326 million and $234 million, respectively, due to higher production as a result of the favorable interest rate environment.

Fourth Quarter 2011 compared to Third Quarter 2011

     As of December 31, 2011, loans held for sale totaled $3.7 billion, an increase of $1.0 billion compared to September 30, 2011. The increase is attributable to residential mortgages held for sale as the demand for mortgage loans improved due to the favorable interest rate environment.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 11 vs.	Q4 11 vs.
	2011	2011	2010	Q3 11	Q4 10
				(annualized)
Noninterest-bearing deposits	$25,216	$23,370	$21,027	31.3	19.9
Interest checking	19,467	19,004	16,628	9.7	17.1
Money market and savings	44,789	42,174	36,341	24.6	23.2
Certificates and other time deposits	32,290	30,140	28,085	28.3	15.0
Foreign office deposits - interest-bearing	163	368	3,511	NM	(95.4)
Total deposits	$121,925	$115,056	$105,592	23.7	15.5

Fourth Quarter 2011 compared to Fourth Quarter 2010

     Average deposits for the fourth quarter of 2011 increased $16.3 billion, or 15.5%, compared to the same period in 2010. The mix of the portfolio has continued to improve with growth of $4.2 billion in noninterest-bearing and $11.3 billion in lower-cost interest-bearing deposits. Certificates and other time deposits also increased $4.2 billion while the cost for these products declined 73 basis points. Partially offsetting the growth in these categories was a decline of $3.3 billion in foreign-office deposits as the strong deposit growth reduced the need for these types of funding sources. Growth in noninterest-bearing deposits was led by commercial accounts, which contributed $3.0 billion of the growth in this category. In addition, noninterest-bearing deposits for retail accounts and public funds grew $646 million and $630 million, respectively. Growth in interest-bearing domestic deposits was also led by commercial accounts, which contributed $13.6 billion of the growth in this category, followed by public funds, which grew $3.0 billion. Retail interest-bearing deposits declined $1.1 billion, as higher cost certificates were not renewed. The costs of interest-bearing deposits was 0.56% for the fourth quarter of 2011, a decrease of 34 basis points compared to the same period of 2010.

Fourth Quarter 2011 compared to Third Quarter 2011

     Average deposits for the fourth quarter of 2011 increased $6.9 billion, or 23.7% on an annualized basis, compared to the third quarter of 2011. This included growth of $1.8 billion, or an annualized 31.3%, in noninterest-bearing deposits. Average interest-checking and average money market and savings deposits increased $463 million, or an annualized 9.7%, and $2.6 billion, or an annualized 24.6%, respectively, compared to third quarter of 2011. Certificates and other time deposits also increased $2.2 billion, or an annualized 28.3%, while cost for these products declined 17 basis points. The increase in deposits was primarily related to commercial accounts, which contributed $1.3 billion of the growth in noninterest-bearing deposits and $4.6 billion of the growth in interest-bearing deposits. Overall the costs of interest-bearing deposits decreased 9 basis points during the fourth quarter of 2011.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q4	Q3	Q4	Q4 11 vs.	Q4 11 vs.
	2011	2011	2010	Q3 11	Q4 10

Community Banking	$49	$177	$(9)	$(128)	$58
Residential Mortgage Banking	36	17	-	19	36
Dealer Financial Services	48	58	46	(10)	2
Specialized Lending	63	54	54	9	9
Insurance Services	26	10	25	16	1
Financial Services	84	74	58	10	26
Other, Treasury and Corporate	94	(19)	43	113	51
Total net income	$400	$371	$217	$29	$183

Community Banking

     BB&T’s Community Banking segment serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

     Net income for the Community Banking segment was $49 million in the fourth quarter of 2011, an increase of $58 million over the fourth quarter of 2010, and a $128 million decrease from the prior quarter. The increase in net income over the same period in 2010 was primarily due to a $342 million decrease in the allocated provision for loan and lease losses, reflecting improved credit quality in the segment’s commercial and retail loan portfolios. Lower provision expenses were offset by an increase of $129 million in noninterest expense, which was driven by increased writedowns and losses on sales of foreclosed commercial real estate. Net interest income and intersegment net interest income, which includes funds transfer pricing, decreased $48 million driven by lower intersegment credits applied on deposits related to the decline in the liquidity premiums from the prior year. In addition, noninterest income declined by $41 million, primarily due to lower debit card interchange fees. The provision for taxes in the Community Banking segment increased $36 million compared to the fourth quarter of 2010, due to higher income before taxes.

     The decrease in net income over the prior quarter was primarily due to a $192 million increase in noninterest expenses, as a result of the $196 million increase in losses on foreclosed property, partially offset by a $76 million decrease in the provision for income taxes.

Residential Mortgage Banking

     BB&T’s Residential Mortgage Banking segment retains and services mortgage loans originated by the Community Banking segment as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable-rate government and conventional loans for the purpose of constructing, purchasing, or refinancing residential properties. Substantially all of the properties are owner-occupied.

     Residential Mortgage Banking generated net income of $36 million in the fourth quarter of 2011, a $36 million increase over the fourth quarter of 2010, and a $19 million increase over the prior quarter. The increase in common quarter net income was primarily due to a $70 million decrease in the allocated provision for loan and lease losses as a result of improved credit quality performance in the segment’s residential mortgage loan portfolio and the sale of problem loans in the second quarter of 2011. Offsetting lower provision expenses was a $14 million increase in noninterest expense and a $4 million decrease in noninterest income. The $14 million increase in noninterest expense was primarily driven by higher loss provisions for mortgage loans sold and higher foreclosure expenses associated with the investor-owned portfolio. The $4 million decrease in noninterest income was primarily the result of higher MSR fair value decay attributed to lower interest rates. In addition, the provision for income taxes was $21 million higher than in the prior year.

     The increase in net income over the prior quarter was primarily due to a $17 million decrease in the allocated provision for loan and lease losses and a $12 million increase in net interest income and intersegment net interest income, driven by strong linked quarter annualized loan growth. This was offset by a $10 million increase in the provision for income taxes.

Dealer Financial Services

     BB&T’s Dealer Financial Services segment primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles.

     Net income for the Dealer Financial Services segment was $48 million in the fourth quarter of 2011, an increase of $2 million over the fourth quarter of 2010, and a $10 million decrease from the prior quarter. The increase in net income over the same period in 2010 was primarily due to a $15 million increase in net interest income and intersegment net interest income, as Regional Acceptance Corporation generated higher margins on new originations in its loan portfolio due to lower cost of funding as interest rates have remained low and relatively stable. The allocated provision for loan and lease losses increased $13 million as a result of growth in Regional Acceptance Corporation’s delinquent accounts and nonperforming assets, which have risen from recent lows to more historical levels.

     The decrease in net income over the prior quarter was primarily due to an $18 million increase in the allocated provision for loan and lease losses. Provision expense growth was driven by Regional Acceptance Corporation as a result of normal seasonal increases in charge-offs and delinquent account levels.

Specialized Lending

     BB&T’s Specialized Lending segment consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, dealer-based financing of equipment for consumers and small businesses, and direct consumer finance.

     Specialized Lending generated net income of $63 million in the fourth quarter of 2011, an increase of $9 million over the fourth quarter of 2010 and the prior quarter. The increase in net income over the prior year’s quarter was primarily due to a $4 million increase in net interest income and intersegment net interest income and a $5 million increase in noninterest income. Net interest income and intersegment net interest income growth was driven primarily by Sheffield Financial’s loan portfolio growth as a result of expanded dealer financing relationships, while noninterest income growth was driven by Commercial Finance’s and Equipment Finance’s strong loan origination growth.

     The increase in net income over the prior quarter was primarily due to a $5 million increase in net interest income and intersegment net interest income and a $4 million increase in noninterest income. Net interest income and intersegment net interest income growth was driven by Mortgage Warehouse Lending’s strong loan portfolio growth, while noninterest income growth was driven by Grandbridge Real Estate Capital realizing strong loan origination volume for delivery to the secondary market.

Insurance Services

     BB&T’s insurance agency / brokerage network is the 7th largest in the world. BB&T Insurance Services provides property and casualty, life, and health insurance to business and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, the Insurance Services segment underwrites a limited amount of property and casualty coverage.

     Insurance Services generated net income of $26 million in the fourth quarter of 2011, an increase of $1 million over the fourth quarter of 2010 and $16 million above prior quarter results. Despite soft market pricing conditions, insurance revenue performance improved on a linked quarter and year-over-year basis. Growth was primarily driven by McGriff, Seibels, & Williams’ corporate brokerage platform. BB&T Insurance also closed three acquisitions in the fourth quarter: Precept Group, a full-service employee benefits consulting and administrative solutions firm with offices in Irvine and San Ramon, California; Liberty Benefit Insurance Services, a full-service employee benefits broker located in San Jose, California; and Atlantic Risk Management Corporation, a commercial property and casualty and employee benefits broker located in Columbia, Maryland.

     The increase in net income over the prior quarter was primarily due to an $18 million increase in noninterest income and an $11 million decrease in noninterest expenses, offset by an $8 million increase in the provision for income taxes. The increase in noninterest income was primarily attributable to seasonality and acquisitions closing in the fourth quarter.

Financial Services

     BB&T’s Financial Services segment provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. BB&T’s Financial Services segment also offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc. The Financial Services segment includes Scott & Stringfellow, LLC, a full-service brokerage and capital markets firm headquartered in Richmond, Virginia. The Financial Services segment also includes the Corporate Banking Division that originates and services large corporate relationships, syndicated lending relationships, and client derivatives.

     Financial Services generated net income of $84 million in the fourth quarter of 2011, an increase of $26 million over the fourth quarter of 2010, and a $10 million increase over the prior quarter. The increase in net income as compared to the same period in 2010 was primarily due to a $24 million increase in net interest income and intersegment net interest income and an $8 million decrease in the allocated provision for loan and lease losses. The higher interest income is captured primarily through the intersegment net interest income due to the significant growth in deposit balances and related interest expense offsetting the increase in interest income associated with the growth in loan balances. Also captured within the net intersegment interest income for Financial Services is the net interest margin for the loans and deposits assigned to the Wealth Management Division that are housed in the Community Bank.

     The higher loan loss provision in the prior year was driven by record loan growth during the quarter. Driving net interest income and intersegment net interest income increases was Corporate Banking, which generated significant loan portfolio growth through new and expanded client relationships. Corporate Banking’s loan growth of 49.8% over the fourth quarter of 2010 was achieved through both geographic expansion and the addition of industry sector expertise.

     The increase in net income over the prior quarter was primarily due to an $11 million increase in net interest income and intersegment net interest income and a $12 million increase in noninterest income, associated with continued strong linked quarter loan growth in Capital Markets, Corporate Banking and the Wealth Management Division. This income was offset by a $9 million increase in the allocated provision for loan and lease losses.

CAPITAL RATIOS (1)	2011				2010
	Q4	Q3	Q2	Q1	Q4
Risk-based
Tier 1 (%)	12.4	12.6	12.4	12.1	11.8
Total (%)	15.7	16.1	16.1	15.8	15.5
Leverage (%)	9.0	9.2	9.5	9.3	9.1
Tangible common equity (%) (2)	6.9	7.1	7.2	7.2	7.1
Tier 1 common equity to risk-weighted assets (%) (2)	9.7	9.8	9.6	9.3	9.1

(1) Current quarter regulatory capital ratios are preliminary.
(2) Tangible common equity and Tier 1 common equity ratios are Non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. See the calculations and management's reasons for using these measures on page 20 of the Quarterly Performance Summary.

     BB&T’s capital levels at December 31, 2011 remained strong. The Tier 1 risk-based capital ratio and Tier 1 common equity to risk-weighted assets ratio were 12.4% and 9.7%, respectively, compared to 12.6% and 9.8%, respectively, at September 30, 2011. The slight decline in these ratios was largely driven by strong balance sheet growth during the quarter. BB&T declared total dividends of $0.16 during the fourth quarter of 2011. The $0.16 quarterly dividend reflects a dividend payout ratio of 29% for the current quarter.

     BB&T’s Tier 1 common capital ratio under the currently proposed Basel III capital standards was estimated to be 8.8% at December 31, 2011 unchanged compared to the ratio at September 30, 2011.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q4	Q3	Q4	Q4 11 vs.	Q4 11 vs.
	2011	2011	2010	Q3 11	Q4 10

Total nonperforming assets	$2,450	$2,969	$3,971	$(519)	$(1,521)
Total loans 90 days past due and still accruing	202	187	295	15	(93)
Total loans 30-89 days past due	1,132	1,057	1,408	75	(276)
Allowance for loan and lease losses	2,107	2,242	2,564	(135)	(457)
Total performing TDRs	1,109	1,067	1,476	42	(367)

Nonperforming loans and leases as a percentage of total
loans and leases (%)	1.76	1.94	2.64	(0.18)	(0.88)
Nonperforming assets as a percentage of total assets (%)	1.45	1.83	2.64	(0.38)	(1.19)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	2.05	2.25	2.63	(0.20)	(0.58)
Net charge-offs as a percentage of average loans and
leases (%) annualized	1.46	1.44	2.15	0.02	(0.69)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	1.40	1.55	1.20	(0.15)	0.20
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	1.13	1.15	1.19	(0.02)	(0.06)

(1) Excludes amounts related to covered assets and government guaranteed loans. See footnotes related to Credit Quality beginning on page 16 of the Quarterly Performance Summary for additional information.

     Asset quality improved significantly during the fourth quarter of 2011. Total nonperforming assets decreased $519 million, or 17.5%, compared to September 30, 2011 due to a $408 million decline in foreclosed property. This is the seventh consecutive quarterly decline in nonperforming assets and the amount is the lowest since the fourth quarter of 2008.

     Total performing troubled debt restructurings (“TDRs”), excluding loans guaranteed by the government, were $1.1 billion at December 31, 2011, an increase of $42 million, or 3.9%, compared to September 30, 2011. Residential mortgage TDRs represented the majority of the increase compared to September 30, 2011, which was primarily due to a recent regulatory interpretation related to trial modifications.

     Loan delinquencies were relatively stable during the fourth quarter of 2011. Loans 30-89 days past due and still accruing, excluding loans guaranteed by the government, totaled $1.1 billion at December 31, 2011, an increase of $75 million compared to September 30, 2011 principally due to normal seasonal increases in retail loans. Loans 90 days past due and still accruing, excluding loans guaranteed by the government, were $202 million at December 31, 2011, an increase of $15 million compared to September 30, 2011.

     Net charge-offs during the fourth quarter of 2011 were 1.46% of average loans and leases, excluding covered loans, compared to 1.44% during the third quarter of 2011 and 2.15% during the fourth quarter of 2010. Net charge-offs were $393 million for the fourth quarter of 2011, which includes $13 million in charge-offs associated with covered loans.

     As of December 31, 2011, the allowance for loan and lease losses was 2.05% of total loans and leases held for investment, excluding covered loans, compared to 2.25% at September 30, 2011, and 2.63% at December 31, 2010. The decline in the allowance as a percentage of total loans reflects the improvement in the overall quality of the loan portfolio. The allowance for loan and lease losses was 113% of nonperforming loans and leases held for investment, excluding covered loans, essentially flat compared to 115% at September 30, 2011.

BB&T expands through acquisitions

     During the quarter, BB&T announced plans to acquire Fort Lauderdale, Fla.-based BankAtlantic, the wholly owned subsidiary of BankAtlantic Bancorp. The acquisition will accelerate BB&T’s expansion in Southeast Florida to No. 6 in the Miami market. BB&T will acquire approximately $3.3 billion in largely core, low-cost deposits and $2.1 billion in loans for an estimated premium of $301 million above the net asset value of BankAtlantic at closing. The agreement excludes nonperforming and other criticized assets and is accretive to earnings per share.

     On Nov. 3, 2011, BB&T Insurance Services expanded its California operations through the acquisition of Precept Group, an industry-leading full-service employee benefits consulting and administrative solutions firm. With offices in Irvine and San Ramon, Calif., the acquisition adds 140 employees to BB&T Insurance Services.

Earnings webcast, presentation and Quarterly Performance Summary

     To hear a live webcast of BB&T’s fourth quarter 2011 earnings conference call at 8 a.m. (ET) today, please visit our website at www.BBT.com. A presentation will be used during the earnings conference call and is available on our website. Replays of the conference call will be available on the BB&T website until Friday, February 3, 2012, or by dialing 1-888-203-1112 (access code 4313363) until Jan. 24, 2012.

     To access the webcast and presentation, including an appendix reconciling non-GAAP disclosures, go to www.BBT.com and click on “About BB&T” and proceed to “Investor Relations.” The webcast link can be found under “Webcasts” and the presentation can be found under “View Recent Presentations.”

     BB&T’s fourth quarter 2011 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.BBT.com/financials.html.

About BB&T

     As of Dec. 31, 2011, BB&T is one of the largest financial services holding companies in the U.S. with $174.6 billion in assets and market capitalization of $17.5 billion. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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Current quarter capital ratios are preliminary. Credit quality data excludes covered and government guaranteed loans where applicable.

     This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the corporation’s performance. BB&T’s management uses these measures to evaluate the underlying performance and efficiency of its operations. It believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the corporation. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies. Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by the FDIC loss sharing agreements as management believes their inclusion results in distortion of those ratios and may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

     This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.